Exhibit 4.4

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SUPER LEAGUE GAMING, INC.

9% SECURED CONVERTIBLE PROMISSORY NOTE

$  __________________                             Issuance Date:  ________________________

This 9% Secured Convertible Promissory Note (the "Note") is issued by SUPER LEAGUE GAMING, INC., a Delaware corporation (the "Company"), in favor of ________________________________  (the "Holder") pursuant to the terms set forth herein, and in the Note Purchase Agreement attached herewith between the Company, the Holder and the other parties named as “Purchasers” therein (the “Note Purchase Agreement”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder the principal amount set forth hereinabove (the “Loan”), together with accrued but unpaid interest, on the Maturity Date in accordance with the provisions hereof, expressly subject to the conversion provisions set forth in Section hereinbelow.

1.
Definitions.

In addition to the terms defined elsewhere in this Note, the following terms shall have the meanings ascribed below:

(a)
“Automatic Conversion Rate” means all outstanding principal and accrued interest under the Notes shall be automatically converted into shares of common stock at the lesser of (i) $3.60 per share or (ii) a fifteen percent (15.0%) discount to the initial public offering price per share (”IPO”) of the Company

(b)
"Bankruptcy Event" means any of the following events: (i) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (ii) there is commenced against the Company any such case or proceeding that is not dismissed within 60 calendar days after commencement; (iii) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days; (v) the Company makes a general assignment for the benefit of creditors.

(c)
"Business Day" means any day except Saturday, Sunday, and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

(d)
"Event of Default" has the meaning ascribed thereto in Section 4(a).

(e)
“IPO” shall mean the initial public offering of the Company’s common stock on a national securities exchange.

(f)
"Maturity Date" means the earlier of (i) the closing of the IPO or (ii) April 30, 2019.

(g)
"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.
Principal and Interest; Security Interest.

(a)
Principal. Unless converted pursuant to Section 3 hereinbelow, all outstanding principal shall be due and payable on the Maturity Date in United States Dollars.

(b)
Interest. The Notes shall bear simple interest at the rate of nine percent (9.0%) per annum ("Interest") and shall accrue until the earlier of (i) the closing of the IPO, (ii) or (ii) the Maturity Date. All accrued interest on the Notes shall be converted at the Conversion Rate into common stock issued in the IPO. The default interest rate shall be fifteen percent (15.0%) per annum.

(c)
Application of Payments. Except as otherwise expressly provided herein, each payment under this Note shall be applied (i) first to the repayment of any reasonable sums incurred by the Holder for the payment of any expenses incurred in enforcing the terms of this Note, (ii) then to the payment of all accrued but unpaid Interest, and (iii) then to the reduction of the principal amount.

(d)
Security Interest. This Note is secured by a security interest in all of the assets, tangible and intangible (collectively, the “Assets”), of the Company, as specifically detailed in Exhibit 1 hereto and in the Security Agreement (defined below). The security interest is being granted to the Holder pursuant to the terms of the security agreement (“Security Agreement”) between the Holder, the Company and other purchasers of Notes. As of the closing of this offering. there shall be no liens or encumbrances of any kind on the Assets. Lender’s security interest in the Assets shall also be evidenced by a financing statement on Form UCC-1 to filed with the California secretary of state office. In addition, Holder, and other purchasers of the Notes, shall enter into an intercreditor and collateral agent agreement (“Intercreditor Agreement”) which shall define the rights and remedies of Holder and other parties to the Intercreditor Agreement should the Company default hereunder. The Holder and the other parties to the Intercreditor Agreement shall have a pari passu interest in the Assets.

3.
Note Conversion.

(a)
Automatic Conversion. At the closing of the IPO, all of the outstanding principal and accrued but unpaid Interest hereunder shall be automatically converted into the common stock sold in the IPO at the Automatic Conversion Rate (the “Automatic Conversion”).

(b)
Event of Default.

(a)
An "Event of Default" shall mean any one of the following events:

(i)
any default in the payment of the principal of, Interest on or other charges in respect of this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

(ii)
the occurrence of a Bankruptcy Event; or

(iii)
the Company shall commit any material breach or default of any material provision of this Note, which is not cured within twenty (20) Business Days following written notice to the Company from the Holder specifying in reasonable detail such breach or default.

(b)
Upon and during the continuance of an Event of Default, the default interest rate of fifteen percent (15.0%) per annum shall apply.

4.
Acceleration Upon Event of Default or Certain Other Events.

(a)
Upon the occurrence of (i) an Event of Default as specified in Section 3 above, or (ii) a Change in Control (as defined below), all outstanding principal and accrued interest on the Note shall, at the option of Holder, evidenced by a written notice to Company, become immediately due and payable, without further presentment, notice or demand for payment. For purposes of this Note, a “Change in Control” shall mean the occurrence of any of the following events: (A) a sale of all or substantially all of the assets of the Company; (B) a liquidation or dissolution of the Company; (C) a merger or consolidation in which the Company is not the surviving corporation, unless the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own more than 50% of the Company’s voting power immediately after such merger or consolidation; or (D) any consolidation or merger of the Company, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization.

5.
Covenants.

(a)
Security Interests. Without the prior written consent of Holder, under no circumstance shall the Company grant a security interest in any of the Company's assets (other than capital leases and purchase money security interests incurred in the ordinary course of business), including, without limitation, all personal or other property, intellectual property, patents, or any other property owned by the Company, unless and until this Note has been repaid in full or converted pursuant to Section 3 hereinabove; provided, however, it is expressly understood and agreed by Holder that a pari passu security interest is being granted to other investors in the Notes relating to the Assets.

(b)
Distributions. The Company shall not, without the prior written consent of the Holder, make any distributions to its stockholders while amounts remain payable to Holder pursuant to this Note.

6.
Notices

Any notice, demand or request which may be permitted, required or desired to be given in connection with herewith shall be given in writing and directed to the parties hereto as follows:

If to the Company: If to the Holder:	Super League Gaming, Inc. 2906 Colorado Ave. Santa Monica, CA 90404 Attention: General Counsel To Holder’s address listed in Exhibit A to the Note Purchase Agreement

Notices shall be deemed properly delivered and received when delivered to the primary notice party (without regard to the copied parties) (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the third business day if sent to an address not in the United States), or (iv) if sent by registered or certified mail, five (5) Business Days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 6.

7.
General

(a)
Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(b)
Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(c)
Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Holder may assign this Note or any rights or obligations hereunder without the prior written consent of the other party; provided, that notwithstanding the foregoing, the Holder may assign this Note, and the related securities, to the following permitted transferees: if Holder is a partnership, limited liability company, corporation or other entity to (i) a partner or former partner of such partnership, a member or former member of such limited liability company or a shareholder of such corporation, (ii) the estate of any such partner, member or shareholder, or (iii) any other Affiliate (as defined below) of such Holder. As used herein, “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person as such terms are used in and construed under Rule 144 under the Securities Act; and with respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder. Any instrument purporting to make an assignment in violation of this Section 8(c) shall be void.

(d)
Severability. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(e)
Replacement of the Note. If any certificate or instrument evidencing this Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Note.

(f)
Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Note from the effective date forward, unless such application is precluded by applicable law.

(g)
Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by a duly authorized officer as of the date set forth above.

SUPER LEAGUE GAMING, INC.

By:____________________________

       Ann Hand
Chief Executive Officer & President

EXHIBIT 1

LIST OF COLLATERAL

All cash and cash equivalents, bank and Deposit accounts (including any control account, disbursement account and any other bank accounts), commercial tort claims, insurance claims, rights and policies, letter of credit rights, investment property, Accounts, Goods, Fixtures, Securities, Documents of Title, Inventory, General Intangibles, Equipment and Records now owned or acquired at any time hereafter by Debtor, wherever located or situated, and the products and proceeds (including condemnation proceeds) of the foregoing.

The capitalized terms used hereinabove shall have the meanings set forth below. All other terms used herein are used as defined in the UCC.

"Accounts" means any and all rights to payment for goods, including Inventory, sold or leased or to be sold or leased or for services rendered or to be rendered, whether or not evidenced by an instrument or chattel paper, and no matter how evidenced, including such rights in the form of accounts (as that term is defined in the UCC), accounts receivable, exchange Receivables, contract rights, Instruments, Documents, Chattel Paper, purchase orders, notes drafts, acceptances and all other forms of obligations and receivables, including all right, title and interest of the Debtor in the Inventory which gave rise to any of the foregoing, including the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory.

"Chattel paper" means "chattel paper" as that term is defined in the UCC.

"Deposit Account" means a demand, time, savings, passbook or like account maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a certificate of deposit.

"Documents" means "documents" as that term is defined in the UCC, "Documents of Title" means "documents of title" as defined in the UCC.
"Equipment" means "equipment" as defined in the UCC, and also all motor vehicles, rolling stock,

machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation of furtherance of the Debtor's business, and any and all accessions, additions thereto, and substitutions therefore.

"Fixtures" means "fixtures" as that term is defined in the UCC.

"General Intangibles" means "general intangibles" as defined in the UCC and also all books and records; customer lists; goodwill; causes of action; judgments; literary rights; rights to performance; licenses, permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; copyrights, trademarks, patents, patent applications, proprietary processes, blueprints, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, literature, technical data, proposals, cost estimates, source codes, object codes, computer programs, computer program flow diagrams, and tangible property embodying or incorporating any of the foregoing, and all other reproductions on paper, or otherwise, of any and all the design, development, manufacture, sale, marketing, lease or use of any or all goods produced or sold or leased or credit extended, or service performed by the Debtor, whether intended for an individual customer or the general business of Debtor.

"Goods" means "goods" as that term is defined in the UCC. "Instruments" means "instruments" as that term is defined in the UCC.

"Inventory" means any and all raw materials, supplies, work in process, finished goods, goods returned by customers, and inventory (as that term is defined in the UCC), including goods in transit, wherever located, which are-held for sale (but excluding goods subject to leases and goods not manufactured by the Debtor or an affiliate and which were purchased for resale directly or indirectly by the Debtor from a non-affiliate pursuant to a then existing agreement or arrangement with a non-affiliate customer), including the right of stoppage in transit, or goods which are or might be used in connection with the manufacturing or packing of such goods, and all such goods, the sale or disposition of which has given rise to an Account, which are returned to and/or repossessed and/or stopped in transit by the Debtor or by the Secured Party, or at any time hereafter in the possession or under the control of the Debtor or the Secured Party or any agent or bailee of the Debtor or the Secured Party, and any documents of title representing any of the above.

"Records" means all books, records, customer lists, ledger cards, computer programs, computer tapes, disks, printouts and records and other property and general intangibles at any time evidencing or relating to any of the types (or items) of property covered by this financing statement, whether now in existence or hereafter created.

"Securities" means "securities" as that term is defined in the UCC.

"UCC" means the Uniform Commercial Code as in effect in the State of California.